EXHIBIT 99


TD Banknorth Inc. to Present at the Ryan Beck & Co. 2005 Financial Institutions Investor Conference and the 2005 BancAnalysts Association of Boston Conference

PORTLAND, Maine-October 28, 2005--TD Banknorth Inc. (NYSE: BNK) announced today that William J. Ryan, Chairman, President, and CEO, and Wendy Suehrstedt, EVP and Chief Retail Banking Officer, will present at the Ryan Beck & Co. 2005 Financial Institutions Investor Conference at the Grand Hyatt New York, Park Avenue at Grand Central, in New York, New York from 8:35 a.m. to 8:55 a.m. EST on Wednesday, November 2, 2005.

An audio-only live web cast of the Ryan Beck & Co. 2005 Financial Institutions Investor Conference will be available at http://www.vcall.com/CEPage.asp?ID=96218. The web cast will also be accessible from the Investor Relations/Events section of the TD Banknorth website at www.tdbanknorth.com. Shortly after the conference, a replay of the web cast will be available for a period of at least 30 days from the Investor Relations section of the TD Banknorth website.

TD Banknorth Inc. also announced today that William J. Ryan, Chairman, President, and CEO will present at the 2005 BancAnalysts Association of Boston Conference at The Langham Hotel, 250 Franklin Street, in Boston, Massachusetts from 9:15 a.m. to 9:55 p.m. EST on Thursday, November 3, 2005.

An audio-only live web cast of the BancAnalysts Association of Boston Conference will be available at http://www.wsw.com/webcast/baab5/bnk/. The web cast will also be accessible from the Investor Relations/Events section of the TD Banknorth website at www.tdbanknorth.com. Shortly after the conference, a replay of the web cast will be available for a period of at least 30 days from the Investor Relations section of the TD Banknorth website.

About TD Banknorth Inc.

TD Banknorth Inc. is a leading banking and financial services company headquartered in Portland, Maine and a majority-owned subsidiary of TD Bank Financial Group. At September 30, 2005, TD Banknorth had $31.8 billion of total consolidated assets and provided financial services to over 1.3 million households in the Northeast. TD Banknorth's banking subsidiary, TD Banknorth, N.A., operates banking divisions in Maine, New Hampshire, Massachusetts, Connecticut, Vermont and upstate New York. TD Banknorth and TD Banknorth, N.A. also operate subsidiaries and divisions in insurance, wealth management, merchant services, mortgage banking, government banking and other financial services and offer investment products in association with PrimeVest Financial Services, Inc. The TD Banknorth common stock trades on the New York Stock Exchange under the symbol "BNK". For more information, visit http://www.tdbanknorth.com.

CONTACT: TD Banknorth Inc.
Jeffrey Nathanson, 207-761-8517

SOURCE: TD Banknorth Inc.